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DELOITTE & TOUCHE LLP [LOGO]
Suite 3600
555 Seventeenth Street
Denver, Colorado 80202-3942
Telephone:  (303) 292-5400
Facsimile:  (303) 312-4000

To the Board of Trustees of
Oppenheimer Champion Income Fund:

In planning and performing our audit of the financial statements of Oppenheimer Champion Income Fund (Fund) for the period from June 15, 1995 to September 30, 1995 (on which we have issued our report dated October 20, 1995), we consid-ered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objec-tives of an internal control structure are to provide management with reason-able, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting prin-ciples.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evalu-ation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily dis-close all matters in the internal control structure that might be material weak-nesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or opera-tion of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 1995.

This report is intended solely for the information and use of management, the Board of Trustees and the Securities and Exchange Commission.

Yours truly,

/s/ Deloitte & Touche LLP

October 20, 1995

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DELOITTE TOUCHE
TOHMATSU
INTERNATIONAL
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